Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE:	FOR MORE INFORMATION, CONTACT:
December 17, 2014	C. Todd Asbury, President and CEO
(276) 873-7000

New Peoples Bankshares, Inc. Announces Management Changes

Honaker, Virginia – On December 17, 2014, the Board of Directors of New Peoples Bankshares, Inc. and New Peoples Bank, Inc. and Jonathan Mullins announced Mr. Mullins’ resignation from his positions as President, Chief Executive Officer, and Director of the Company and its subsidiaries effective December 17, 2014.

Chairman H. Lynn Keene stated, “We are very appreciative of Jonathan’s service as President and CEO and the various other positions he has held during the past 15 years. He has lead with integrity and did his very best to improve the condition of the Company during a very trying economic cycle. We are working very closely with Jonathan to ensure a smooth transition. We wish Jonathan and his family the very best.”

In keeping with the strategy of growth from within, Chairman Keene and the Board of Directors of the Company appointed C. Todd Asbury to succeed Mr. Mullins as President and Chief Executive Officer of the Company and its subsidiaries effective immediately. Prior to this appointment, Asbury served as Executive Vice President, Chief Financial Officer, Secretary and Treasurer of New Peoples Bankshares and its subsidiaries. Mr. Asbury, age 44, has served as Executive Vice President, Chief Financial Officer and Treasurer of the Company and its subsidiaries since May 2009, Secretary since May 2010, and as Senior Vice President and Chief Financial Officer of the Company and subsidiaries from the time he joined the Company in December 2003 to May 2009. Mr. Asbury is a licensed certified public accountant since 1997 and has been in banking for nearly 27 years in various roles including Chief Financial Officer of Albemarle First Bank in Charlottesville, VA. He is a 1998 graduate of the Virginia Bankers Association School of Bank Management and a 1993 graduate of Bluefield College. Mr. Asbury is an ordained bishop with the Church of God and currently serves as Senior Pastor of Adoration Church in Bristol, Virginia. He is a member of the Board of Trustees of Bluefield College. He and his wife Melissa and their four children reside in Bristol, Virginia.

Keene further commented, “We are very excited to have Todd as our new President and CEO. His experience in community banking along with his enthusiasm and leadership will help us in our goal to take our bank to an even higher level of service and responsiveness to the communities we serve. Todd has been an instrumental part of management of the bank and we are fully confident that he will effectively lead as the company and bank’s President and CEO. He has the full support of the Board of Directors.”

The Board also appointed Frank Sexton, Jr. to serve as Interim Chief Financial Officer, Secretary and Treasurer effective immediately as well. Sexton also serves as Executive Vice President and Chief Operating Officer.

Keene commented, “Frank is a great asset to the bank and has been since day one of the bank’s opening in 1998. His vast experience is much appreciated.”

Asbury commented “I am very appreciative of the opportunity to serve as the next President and CEO. Jonathan led us through a very difficult time and he will be missed. We will continue to build on the progress that has been made as we work diligently to further decrease nonperforming assets, build a strong capital base and increase profitability. This has been a very challenging time, but we are optimistic about the future.”

About New Peoples Bankshares, Inc.

New Peoples Bankshares, Inc., headquartered in Honaker, Virginia, is a $669 million bank holding company and the parent company of New Peoples Bank, Inc. New Peoples Bank operates nineteen banking locations throughout southwestern Virginia, southern West Virginia, and northeastern Tennessee. New Peoples Bank offers financial services through its division New Peoples Financial Services and insurance services through its insurance agency, NPB Insurance Services, Inc. The Company’s common stock is traded on the Over the Counter Bulletin Board with the stock symbol “NWPP.” Additional investor information can be found on the Company’s website at www.npbankshares.com.

This news release may include forward-looking statements. These forward-looking statements are based on current expectations that involve risks, uncertainties, and assumptions. Should one or more of these risks or uncertainties materialize or should underlying assumptions prove incorrect, actual results may differ materially. These risks include: changes in business or other market conditions; the timely development, production and acceptance of new products and services; the challenge of managing asset/liability levels; the management of credit risk and interest rate risk; the difficulty of keeping expense growth at modest levels while increasing revenues; and other risks detailed from time to time in the Company’s Securities and Exchange Commission reports including, but not limited to, the Annual Report on Form 10-K for the most recent year ended. Pursuant to the Private Securities Litigation Reform Act of 1995, the Company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.